FORM 4
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP

[]  Check box if
  no longer
  subject to Section
  16. Form 4 or
  Form 5 obligations
  may continue.
  See Instruction 1(b)



X  Form 3 Holdings Reported

[] Form 4 Transactions Reported

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
  ----------------------------------------------|-------------------------------------------|-------------------------------------
  1.  Name and Address of Reporting Person*     |2. Issuer Name and Ticker or Trading Symbol|6. Relationship of Reporting Person
                                                |                                           |   to Issuer
                                                |                                           |   (Check all applicable)
  Wood              Marc         T.             | iDial Networks, Inc., Symbol: IDNW        | X Director     X 10% Owner
  ----------------------------------------------| (NASD OTC Electronic Bulletin Board)      | X Officer      __ Other
  (Last)            (First)    (Middle)         |-------------------------------------------|   (give title    (specify
                                                |3.IRS Identification  |4. Statement for    |    below)         below)
  c/o iDial Networks, Inc., 2204                |  Number or Reporting |   Month/Year       |
      Timberloch Place, Suite 225               |  Person, if an Entity|   February 2002    |
  ----------------------------------------------|  (Voluntary)         |                    |
              (Street)                          |                      |                    |   Chairman of the Board
                                                |                      |----------------------------------------------------------
  The Woodlands   Texas           77380         |                      |5. If Amendment,    |7. Individual or Joint/Group Filing
  ----------------------------------------------|                      |   Date of Original |   (Check applicable line)
  (City)          (State)         (Zip)         |                      |   (Month/Year)     |
                                                |                      |                    | X Form filed by one Reporting Person
                                                |                      |         N/A        | _ Form filed by more than one
                                                |                      |                    |   Reporting Person
  ----------------------------------------------|---------------------------------------------------------------------------------
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                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security        2. Transaction    3.Transaction   4. Securities Acquired    5.Amount of    6. Ownership    7. Nature of
       (Instr. 4)                Date             Code            (A) or Disposed of      Securities      Form Direct     Indirect
                                                (Instr. 8)        (D)(Instr. 3,4 and 5)   Beneficially    (D) or          Beneficial
                               (Month/Day/                                                Owned at End    Indirect (I)    Ownership
                                  Year)       Code      V       Amount  (A) or  Price     of Issuer's
                                                                        (D)               Fiscal Year
                                                                                          (Instr.3&4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock,                                                                 N/A
    $.001 par value             2/27/02         J1            2,500,000    A  See Note 1  25,570,000          D
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*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.
                            (Print or Type Response)                      (Over)


FORM 5 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------|---------|--------|----------|----------------|--------------|--------------|----------|---------|-----------|-----------
1.        | 2.      | 3.     |4. Trans- |5. Number of    |6. Date Exer- |7. Title and  |8. Price  |9. Number|10.Owner   |11.
Title of  | Conver- | Trans- |   action |   Derivative   |   cisable and|   Amount of  |   of     | of      | Form of   |Nature
Derivative| sion or | action |   Code   |   Securities   |   Expiration |   Underlying |   Deriva-| Deriv-  | Derivative|of
Security  | Exer-   | Date   |   (Instr.|   Acquired (A) |   Date       |   Securities |   tive   | ative   | Securities|Indirect
(Instr. 4)| cise    | (Month/|   8)     |   or Disposed  |   (Month/Day/|              |   Secur- | Benefic | Direct    |Bene-
          | Price of| Day/   |          |   of (D) (Instr|   Year)      |   (Instr. 3  |   ity    | ially   | (D) or    |ficial
          | Deriv-  | Year)  |          |   3, 4, and 5) |              |    and 4)    |   (Instr.| Owned   | Indirect  |Owner-
          | ative   |        |          |                |              |              |    5)    | At End  | (1)       |ship
          | Secur-  |        |          |                |-------|------|------|-------|          | of year |           |(Instr.4)
          | ity     |        |          |                |       |      |      |       |          |(Instr.4)|           |
          |         |        |-----|----|-------|--------| Date  |Expira|      | Amount|          |         |           |
          |         |        | Co  | V  |  (A)  |  (D)   | Exer- |tion  | Title|  or   |          |         |           |
          |         |        |     |    |       |        | cisa  |Date  |      | Number|          |         |           |
          |         |        |     |    |       |        | ble   |      |      |  of   |          |         |           |
          |         |        |     |    |       |        |       |      |      | Shares|          |         |           |
          |         |        |     |    |       |        |       |      |      |       |          |         |           |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
Explanation of Responses:

1. Acquired 2,500,000 shares of common stock of iDial Networks, Inc. (the "Company.") as compensation for serving as an officer of the Company.


** International misstatements or omissions of facts constitute Federal Criminal Violations.               /s/ Mark T. Wood  4/16/02
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                     Mark T. Wood    Date

                                                                                                          **Signature of Reporting
Person
Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient.
       See Instruction 6 for procedure.

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